Exhibit 12.1

Interpool, Inc. and Subsidiaries
Statement of Computation of
Ratios of Earnings to Fixed Charges

                                                                                      Nine Months
                                              Year Ended December 31,              Ended September 30,
                                  ----------------------------------------------   -------------------
                                   1997      1998      1999      2000      2001      2001      2002
                                   ----      ----      ----      ----      ----      ----      ----
                                     (in thousands, except per share amounts)

Earnings:
Income from continuing
operations before provision
for income taxes, results
from discontinued operations,
cumulative effect of change in
accounting principle and
extraordinary items............. $37,070   $42,854   $23,725   $49,975   $49,723   $39,530   $20,712

Add: Fixed charges (1)..........  55,892    65,872    67,599    89,818   105,720    79,816    89,914
                                 -------   -------   -------   -------   -------   -------   -------

                                  92,962   108,726    91,324   139,793   155,443   119,346   110,626
                                 =======   =======   =======   =======   =======   =======   =======

Fixed charges interest expense..  53,132    62,846    64,429    84,596    95,044    71,468    81,210

Interest portion of rent expense   2,760     3,026     3,170     5,222    10,676     8,348     8,704
                                 -------   -------   -------   -------   -------   -------   -------

Total fixed charges.............  55,892    65,872    67,599    89,818   105,720    79,816    89,914
                                 =======   =======   =======   =======   =======   =======   =======

Fixed charge coverage............  1.7 x     1.7 x     1.4 x     1.6 x     1.5 x     1.5 x     1.2 x
                                 =======   =======   =======   =======   =======   =======   =======

           (1) "Fixed charges" consist of interest on indebtedness and the portion of rental expense which represents interest.